Exhibit 99.1

IT Tech Packaging, Inc. Announces Second Quarter 2024 Unaudited Financial Results

BAODING, China, August 12, 2024 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE American: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the second quarter ended June 30, 2024.

Second Quarter 2024 Unaudited Financial Results

	For the Three Months Ended June 30,
($ millions)	2024	2023	% Change
Revenues	26.25	30.02	-12.56%
Regular Corrugating Medium Paper (“CMP”)*	21.98	21.93	0.24%
Light-Weight CMP**	4.23	4.54	-6.93%
Offset Printing Paper	-	3.16	n/a
Tissue Paper Products	-	0.34	n/a
Face Masks	-	0.04	n/a

Gross profit (loss)	3.27	1.18	176.75%
Gross profit margin	12.44%	3.93%	8.51 pp	****
Regular Corrugating Medium Paper (“CMP”)*	12.22%	6.81%	5.41 pp	****
Light-Weight CMP**	12.82%	7.14%	5.68 pp	****
Offset Printing Paper	-	2.42%	n/a
Tissue Paper Products***	-	-206.06%	n/a
Face Masks	-	-8.06%	n/a

Operating income (loss)	0.55	-0.52	205.60%
Net income (loss)	-0.08	-1.25	93.80%
EBITDA	3.93	2.83	38.87%
Basic and Diluted earnings (loss) per share	-0.01	-0.12	-93.33%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

●	Revenue decreased by 12.56% to approximately $26.25 million, mainly due to the production suspension of offset printing paper and tissue paper products in the second quarter of 2024.

●	Gross profit was approximately $3.27 million, compared with gross profit of $1.18 for the same period of last year. Total gross profit margin increased by 8.51 percentage point to 12.44%.

●	Income from operations was approximately $0.55 million, compared to loss from operations of approximately $0.52 million for the same period of last year.

●	Net loss was approximately $0.08 million, or loss per share of $0.01, compared to net loss of approximately $1.25 million, or loss per share of $0.12, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) was approximately $3.93 million, compared to $2.83 million for the same period of last year.

Revenue

For the second quarter of 2024, total revenue decreased by 12.56%, to approximately $26.25 million from approximately $30.02 million for the same period of last year. This was mainly due to the production suspension of offset printing paper and tissue paper products in the second quarter of 2024.

The following table summarizes revenue, volume and ASP by product for the second quarter of 2024 and 2023, respectively:

	For the Three Months Ended June 30,
	2024			2023
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	21,984	62,813	350	21,931	60.063	365
Light-Weight CMP	4,229	12,552	337	4,544	12,877	353
Offset Printing Paper	-	-	-	3,156	5,403	584
Tissue Paper Products	-	-	-	344	293	1,175
Total	26,213	75,365	348	29,976	78,636	381

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	-	-	-	44	1,411	31

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 0.99%, to approximately $26.21 million and accounted for 99.86% of total revenue for the second quarter of 2024, compared to approximately $26.48 million, or 88.19% of total revenue for the same period of last year. The Company sold 75,365 tonnes of CMP at an ASP of $348/tonne in the second quarter of 2024, compared to 72,940 tonnes at an ASP of $363/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP increased by 0.24%, to approximately $21.98 million for the second quarter of 2024, compared to revenue of approximately $21.93 million for the same period of last year. The Company sold 62,813 tonnes of regular CMP at an ASP of $350/tonne during the second quarter of 2024, compared to 60,063 tonnes at an ASP of $365/tonne for the same period of last year. Revenue from light-weight CMP decreased by 6.93%, to approximately $4.23 million for the second quarter of 2024, compared to revenue of approximately $4.54 million for the same period of last year. The Company sold 12,552 tonnes of light-weight CMP at an ASP of $337/tonne for the second quarter of 2024, compared to 12,877 tonnes at an ASP of $353/tonne for the same period of last year.

Revenue from offset printing paper was $nil and $3.16 million for the second quarter of 2024 and 2023. Production of offset printing products was suspended during the second quarter of 2024.

Revenue from tissue paper products was $nil and $0.34 million for the three months ended June 30, 2024 and 2023, respectively. Production of tissue paper products was suspended during the second quarter of 2024.

Revenue generated from selling face mask were $nil and $0.04 million for the three months ended June 30, 2024 and 2023, respectively.

Gross Profit (Loss) and Gross Margin

Total cost of sales decreased by 20.30%, to approximately $22.98 million for the second quarter of 2024 from approximately $28.84 million for the same period of last year. due to the decrease in sales quantity of offset printing paper and tissue paper products and the decrease of the unit material cost of CMP products.

Total gross profit was approximately $3.27 million for the second quarter of 2024, compared to the gross profit of approximately $1.18 million for the same period of last year as a result of factors described above. Overall gross profit margin was 12.44% for the second quarter of 2024, compared to gross profit margin of 3.93% for the same period of last year. Gross profit (loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 12.22%, 12.82%, nil%, nil% and nil%, respectively, for the second quarter of 2024, compared to 6.81%, 7.14%, 2.42%, -206.06% and -8.06%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 105.35%, to approximately $2.72 million for the second quarter of 2024 from approximately $1.32 million for the same period of last year. The increase was mainly due to the increase in depreciation of idle fixed assets during production suspension.

Income (Loss) from Operations

Income from operations was approximately $0.55 million for the second quarter of 2024, an increase of 205.60%, from loss from operations of $0.52 million for the same period of last year. Operating margin was 2.09% for the second quarter of 2024, compared to operating loss margin was 1.73% for the same period of last year.

Net Loss

Net loss was approximately $0.08 million, or loss per share of $0.01 for the second quarter of 2024, compared to net loss of $1.25 million, or loss per share of $0.12 for the same period of last year.

EBITDA

EBITDA was approximately $3.93 million for the second quarter of 2024, compared to  $2.83 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2024	2023
Net income (loss)	-0.08	-1.25
Add: Income tax	0.42	0.35
Net interest expense	0.21	0.27
Depreciation and amortization	3.38	3.46
EBITDA	3.93	2.83

First Half of 2024 Unaudited Financial Results

	For the Six Months Ended June 30,
($ millions)	2024	2023	% Change
Revenues	33.11	49.81	-33.52%
Regular Corrugating Medium Paper (“CMP”)*	27.73	38.40	-27.77%
Light-Weight CMP**	5.31	7.60	-30.23%
Offset Printing Paper	-	3.16	n/a
Tissue Paper Products	-	0.57	n/a
Face Masks	-	0.08	n/a

Gross profit (loss)	3.66	0.90	305.87%
Gross profit (loss) margin	11.07%	1.81%	9.26 pp	****
Regular Corrugating Medium Paper (“CMP”)*	10.86%	4.71%	6.15 pp	****
Light-Weight CMP**	10.90	5.86%	5.04 pp	****
Offset Printing Paper	-	2.42%	n/a
Tissue Paper Products***	-	-249.58%	n/a
Face Masks	-	-8.02%	n/a

Operating income (loss)	-2.95	-3.29	-10.24%
Net income (loss)	-3.82	-3.99	-4.07%
EBITDA	3.91	4.03	-2.98
Basic and Diluted loss per share	-0.38	-0.40	-5.00%

*	Products from PM6

**	Products from PM1

***	Products from PM8 and PM9

****	pp represents percentage points

Revenue

For the first half of 2024, total revenue decreased by 33.52%, to approximately $33.11 million from approximately $49.81 million for the same period of last year. The increase in total revenue was mainly due to the production suspension of CMP in January and February of 2024, and production suspension of offset printing paper and tissue paper products in the first half of 2024.

The following table summarizes revenue, volume and ASP by product for the first half of 2024 and 2023, respectively:

	For the Six Months Ended June 30,
	2024			2023
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	27,734	78,452	354	38,399	101,726	377
Light-Weight CMP	5,305	15,582	340	7,604	20,896	364
Offset Printing Paper	-	-	-	3,156	5,403	584
Tissue Paper Products	-	-	-	567	484	1,172
Total	33,040	94,034	351	49,726	128,509	387

	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)	Revenue ($’000)	Volume (thousand pieces)	ASP ($/thousand pieces)
Face Masks	-	-	-	79	2,516	32

Revenue from CMP, including both regular CMP and light-Weight CMP, decreased by 28.18%, to approximately $33.04 million and accounted for 99.78% of total revenue for first half of 2024, compared to approximately $46.00million, or 92.36% of total revenue for the same period of last year. The Company sold 94,034tonnes of CMP at an ASP of $351/tonne in first half of 2024, compared to 122,622 tonnes at an ASP of $375/tonne in the same period of last year.

Of the total CMP sales, revenue from regular CMP decreased by 27.77%, to approximately $27.73 million for first half of 2024, compared to revenue of approximately $38.40 million for the same period of last year. The Company sold 78,452 tonnes of regular CMP at an ASP of $354/tonne during the first half of 2024, compared to 101,726 tonnes at an ASP of $377/tonne for the same period of last year. Revenue from light-weight CMP decreased by 30.23%, to approximately $5.31 million for the first half of 2024, compared to revenue of approximately $7.60 million for the same period of last year. The Company sold 15,582 tonnesof light-weight CMP at an ASP of $340/tonne for the first half of 2024, compared to 20,896 tonnes at an ASP of $364/tonne for the same period of last year.

Revenue from offset printing paper was $nil for the first half of 2024.

Revenue from tissue paper products was $nil for the first half of 2024,from approximately $0.57 million for the same period of last year. The Company sold nil tonnes of tissue paper products for the first half of 2024, compared to 484 tonnes at an ASP of $1,172/tonne for the same period of last year.

Revenue from face masks was $nil for the first half of 2024, from $0.08 million for the same period of last year. The Company sold nil thousand pieces of face masks for the first half of 2024, compared to 2,516 thousand pieces of face masks for the same period of last year.

Gross Profit and Gross Margin

Total cost of sales decreased by 39.79%, to approximately $29.45 million for the first half of 2024 from approximately $48.91million for the same period of last year. The increase was mainly a result of the decrease in sales quantity and the decrease in the unit material costs of CMP. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were $315, $303,$nil and $nil, respectively, for the first half of 2024, compared to $360, $343, $570 and $4,097, respectively, for the same period of last year.

Total gross profit was approximately $3.66 million for the first half of 2024, compared to the gross profit of approximately $0.90 million for the same period of last year as a result of factors described above. Overall gross margin was 11.07% for the first half of 2024, compared to 1.81% for the same period of last year. Gross profit(loss) margins for regular CMP, light-weight CMP, offset printing paper, tissue paper products and face mask products were 10.86%, 10.90%, nil%, nil% and nil%, respectively, for the first half of 2024, compared to 4.71%, 5.86%, 2.42%, -249.58% and -8.02%, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by 73.31%, to approximately $6.62 million for the first half of 2024 from approximately $3.82 million for the same period of last year.

Income (Loss) from Operations

Loss from operations was approximately $2.95 million for the first half of 2024, representing a decrease of 10.24%, from loss from operations of approximately $3.29 million for the same period of last year. Operating loss margin was 8.92% for the first half of 2024, compared to operating loss margin of 6.61% for the same period of last year.

Net Income (Loss)

Net loss was approximately $3.82 million, or loss per share of $0.38, for the first half of 2024, compared to net loss of approximately $3.99 million, or loss per share of $0.40, for the same period of last year.

EBITDA

EBITDA was approximately $3.91 million for the first half of 2024, compared to approximately $4.03 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2024	2023
Net income (loss)	-3.82	-3.99
Add: Income tax	0.45	0.35
Net interest expense	0.42	0.52
Depreciation and amortization	6.86	7.15
EBITDA	3.91	4.03

Cash, Liquidity and Financial Position

As of June 30, 2024, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), and long-term debt (including related party loans) of approximately $5.14 million, $8.39 million and $4.49 million, respectively, compared to approximately $3.92 million, $8.03 million and $4.50 million, respectively, as of December 31, 2023.

Net accounts receivable was approximately $2.64 million as of June 30, 2024, compared to approximately $0.58 million as of December 31, 2023. Net inventory was approximately $5.28 million as of June 30, 2024, compared to approximately $3.56 million as of December 31, 2023. As of June 30, 2024, the Company had current assets of approximately $33.43 million and current liabilities of approximately $22.92 million, resulting in a working capital of approximately $10.51 million. This was compared to current assets of approximately $28.36 million and current liabilities of approximately $21.42 million, resulting in a working capital of approximately $6.94 million as of December 31, 2023.

Net cash provided by operating activities was approximately $1.35 million for the second quarter of 2024, compared to approximately $5.75 million for the same period of last year. Net cash used in investing activities was approximately $0.06 million for the second quarter of 2024, compared to approximately $5.57 million for the same period of last year. Net cash provided by financing activities was approximately $0.42 million for the second quarter of 2024, compared to approximately $2.82 for the same period of last year.

About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products and single-use face masks in North China. Using recycled paper as its primary raw material (with the exception of its tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE American since December 2009. For more information, please visit: http://www.itpackaging.cn/.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

At the Company
Email: ir@itpackaging.cn

Tel: +86 312 8698215

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2024 AND DECEMBER 31, 2023

(unaudited)

	June 30,	December 31,
	2024	2023
ASSETS

Current Assets
Cash and bank balances	$5,144,414	$3,918,938
Restricted cash	899,508	472,983
Accounts receivable (net of allowance for doubtful accounts of $61,000 and $11,745 as of June 30, 2024 and December 31, 2023, respectively)	2,638,219	575,526
Inventories	5,282,420	3,555,235
Prepayments and other current assets	18,246,164	18,981,290
Due from related parties	1,219,553	853,929
Total current assets	33,430,278	28,357,901

Operating lease right-of-use assets, net	476,771	528,648
Property, plant, and equipment, net	155,624,752	163,974,022
Value-added tax recoverable	1,830,425	1,883,078
Deferred tax asset non-current	-	-

Total Assets	$191,362,226	$194,743,649

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$841,893	$423,567
Current portion of long-term loans	6,817,927	6,874,497
Lease liability	103,568	100,484
Accounts payable	-	4,991
Advance from customers	73,386	136,167
Notes payable	429,451	-
Due to related parties	731,486	728,869
Accrued payroll and employee benefits	369,565	237,842
Other payables and accrued liabilities	13,135,687	12,912,517
Income taxes payable	415,635	-
Total current liabilities	22,918,598	21,418,934

Long-term loans	4,490,094	4,503,932
Lease liability - non-current	498,718	483,866
Derivative liability	5	54

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $21,006,676 and $20,084,995 as of June 30, 2024 and December 31, 2023, respectively)	27,907,415	26,406,786

Commitments and Contingencies

Stockholders’ Equity
Common stock, 50,000,000 shares authorized, $0.001 par value per share, 10,065,920 shares issued and outstanding as of June 30, 2024 and December, 31, 2023.	10,066	10,066
Additional paid-in capital	89,172,771	89,172,771
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive loss	(11,613,303)	(10,555,534)
Retained earnings	79,804,703	83,628,986

Total stockholders’ equity	163,454,811	168,336,863

Total Liabilities and Stockholders’ Equity	$191,362,226	$194,743,649

T TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2024	2023	2024	2023

Revenues	$26,249,788	$30,019,914	$33,113,629	$49,810,791
Cost of sales	(22,984,488)	(28,840,056)	(29,449,216)	(48,907,932)
Gross Profit	3,265,300	1,179,858	3,664,413	902,859
Selling, general and administrative expenses	(2,717,548)	(1,323,405)	(6,618,331)	(3,818,767)
Loss on impairment of assets	-	(375,136)	-	(375,136)

Income (Loss) from Operations	547,752	(518,683)	(2,953,918)	(3,291,044)

Other Income (Expense):
Interest income	2,807	53,637	4,990	189,905
Interest expense	(211,551)	(270,681)	(421,841)	(519,850)
Gain (Loss) on derivative liability	15	(166,506)	49	(14,409)
Income (Loss) before Income Taxes	339,023	(902,233)	(3,370,720)	(3,635,398)
Provision for Income Taxes	(416,770)	(351,260)	(453,563)	(351,260)

Net Loss	(77,747)	(1,253,493)	(3,824,283)	(3,986,658)

Other Comprehensive Loss
Foreign currency translation adjustment	(756,150)	(9,063,695)	(1,057,769)	(6,560,939)
Total Comprehensive Loss	$(833,897)	$(10,317,188)	$(4,882,052)	$(10,547,597)

Losses Per Share:

Basic and Diluted Losses per Share	$(0.008)	$(0.12)	$(0.38)	$(0.40)

Outstanding – Basic and Diluted	10,065,920	10,065,920	10,065,920	10,065,920

IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2024 AND 2023

(Unaudited)

	Six Months Ended
	June 30,
	2024	2023

Cash Flows from Operating Activities:
Net income	$(3,824,283)	$(3,986,658)
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,862,883	7,150,057
(Gain) Loss on derivative liability	(49)	14,409
Loss from disposal and impairment of property, plant and equipment	-	501,934
(Recovery from) Allowance for bad debts	49,462	(830,847)
Allowances for inventories, net	(2,948)	-
Deferred tax	-	-
Changes in operating assets and liabilities:
Accounts receivable	(2,121,357)	(1,674,665)
Prepayments and other current assets	660,470	7,634,922
Inventories	(1,751,011)	(3,940,417)
Accounts payable	(4,974)	127,215
Advance from customers	(62,107)	10,567
Notes payable	430,624	-
Related parties	(369,287)	(90,617)
Accrued payroll and employee benefits	133,504	154,398
Other payables and accrued liabilities	928,640	743,936
Income taxes payable	416,770	(67,515)
Net Cash Provided by Operating Activities	1,346,337	5,746,719

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(62,640)	(5,565,713)
Proceeds from sale of property, plant and equipment	-	-
Acquisition of land	-	-

Net Cash Used in Investing Activities	(62,640)	(5,565,713)

Cash Flows from Financing Activities:
Proceeds from issuance of shares and warrants, net	-	-
Proceeds from short term bank loans	844,191	860,919
Proceeds from long term loans	-	2,582,756
Repayment of bank loans	(422,095)	(507,942)
Payment of capital lease obligation	-	(112,136)
Loan to a related party (net)	-	-

Net Cash Provided by Financing Activities	422,096	2,823,597

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(53,792)	(548,712)

Net Increase in Cash and Cash Equivalents	1,652,001	2,455,891

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	4,391,921	9,524,868

Cash, Cash Equivalents and Restricted Cash - End of Period	$6,043,922	$11,980,759

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$278,188	$199,014
Cash paid for income taxes	$36,793	$418,775

Cash and bank balances	5,144,414	11,980,759
Restricted cash	899,508	-
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	6,043,922	11,980,759